Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-281151, 333-239773 and 333-191693) on Form S-8 of our report dated February 12, 2025, with respect to the consolidated financial statements of Antero Resources Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado
February 12, 2025